                                                                   EXHIBIT 10.16


THE BEAR STEARNS COMPANIES INC.             TD SECURITIES (USA) INC.
245 PARK AVENUE                             31 WEST 52/ND/ STREET
NEW YORK, NEW YORK  10167                   NEW YORK, NEW YORK 10019-6101
TELEPHONE (212) 272-2000                    TELEPHONE (212) 827-7573
FACSIMILE (212) 272-3092                    FACSIMILE (212) 581-5795

THE BANK OF NEW YORK                        ROYAL BANK OF CANADA
ONE WALL STREET                             ONE LIBERTY PLAZA, 5/TH/ FLOOR
NEW YORK, NEW YORK 10286                    NEW YORK, NEW YORK 10006-1404
TELEPHONE (212) 635-4697                    TELEPHONE (212) 428-6550
FACSIMILE (212) 635-6365                    FACSIMILE (212) 428-6460


                                August 20, 1998


CONFIDENTIAL
------------

Arch Communications Group, Inc.
Arch Communications, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

Attention:     J. Roy Pottle
               Executive Vice President and
               Chief Financial Officer

                           BRIDGE COMMITMENT LETTER

Ladies and Gentlemen:

     Arch Communications Group, Inc., a Delaware corporation ("PARENT"), has advised The Bear Stearns Companies Inc. ("BEAR STEARNS"), TD Securities (USA) Inc., as arranger for Toronto-Dominion (Texas), Inc. ("TD"), The Bank of New York ("BNY") and Royal Bank of Canada ("RBC") (Bear Stearns, TD, BNY and RBC, together with their assigns, collectively, the "LENDERS") that Parent, through Farm Team Corp., a wholly-owned subsidiary of Parent ("MERGERCO"), intends to acquire MobileMedia Communications, Inc. (the "TARGET") via a merger (the "ACQUISITION") pursuant to an Agreement and Plan of Merger by and among Parent, MergerCo and the Target (the "ACQUISITION AGREEMENT"). Parent has further informed the Lenders that in order to: (a) accomplish the Acquisition, (b) repay existing secured claims, unsecured claims, pre-petition priority claims and administrative claims against the Target and repay certain of the Target's and its subsidiaries' existing debt concurrently with the Acquisition (collectively, the "REFINANCING"), and (c) pay certain fees and expenses associated with the Acquisition and the Refinancing,
(i) Arch Paging, Inc., a Delaware corporation and an indirect subsidiary of Parent ("PAGING"), expects to borrow up to approximately $275 million under an existing $400 million secured bank facility which will be increased to $600 million or more (the "BANK FINANCING"), (ii) Parent expects to issue equity consisting of (A) approximately 48.5 to 57.4 million shares of Parent's common stock to the Target's stakeholders, a portion of which will be purchased for an aggregate amount of $217 million in cash pursuant to a rights offering by the Target's unsecured creditors, which rights offering will be "backstopped" in its entirety by standby purchase commitments by four major unsecured creditors but will be subject to proration depending upon subscription by the other unsecured creditors of the Target, (B) warrants to purchase approximately 5% of Parent's fully-diluted common stock to the Target's stakeholders and (C) warrants to purchase approximately 7% of Parent's fully-diluted common stock to existing stockholders of Parent (collectively, the "EQUITY FINANCING"), and (iii) Arch Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the "COMPANY") expects to issue at least $120 million of senior unsecured debt securities via a private placement pursuant to Rule 144A (the "PERMANENT DEBT FINANCING").

     Parent, the Company, Bear, Stearns & Co. Inc., as sole lead placement agent ("BS & CO."), TD Securities (USA) Inc. ("TD SECURITIES"), BNY Capital Markets, Inc. ("BNY CAPITAL") and RBC Dominion Securities Corporation ("RBC DOMINION"), as co-placement agents (BS & Co., TD Securities, BNY Capital and RBC Dominion, collectively, the "PLACEMENT AGENTS") have entered into an engagement letter of even date herewith (the "ENGAGEMENT LETTER") pursuant to which the Placement Agents were exclusively engaged to provide certain services, including assisting Parent and/or one or more of its subsidiaries in their efforts to structure and obtain any and all debt financing (other than the Bank Financing) and/or equity financing (other than the Equity Financing) required in connection with the Acquisition and the Refinancing, including, without limitation, the Permanent Debt Financing (including, but not limited to, any Permanent Debt Financing used to refinance any Bridge Financing or Exchange Notes (each as defined below)) (collectively, the "PERMANENT FINANCING"). The Acquisition, together with the Refinancing, the Permanent Financing, the Bridge Financing (hereinafter defined), the issuance of the Exchange Notes (hereinafter defined), the Equity Financing and the Bank Financing are sometimes hereinafter collectively referred to as the "TRANSACTIONS."

     Accordingly, in reliance on the description of the Transactions set forth above, and subject to the terms and conditions set forth in this letter and in the summary of principal terms and conditions attached as Annex 1 and Annex 2 hereto and hereby made a part hereof as though fully set forth herein (together with this letter, this "COMMITMENT LETTER"), the parties hereto agree as follows:

     1.   BRIDGE FINANCING COMMITMENT.  In the event that the placement of the
          ---------------------------
Permanent Debt Financing cannot be consummated by the date on which the Acquisition is to be consummated for any reason other than a breach or default by Parent, MergerCo or the Target in connection with any documents executed with respect to the Acquisition or by

Parent or the Company under any executed underwriting or purchase agreement with respect to the Permanent Debt Financing or the documents governing the Bank Financing, each of the Lenders hereby commits, severally and not jointly, that it will make senior increasing rate exchangeable loans (the "BRIDGE LOANS") to the Company in amounts not to exceed its individual commitment as set forth beneath its signature hereto, on the date on which the Acquisition is consummated (the "BRIDGE FINANCING"). The aggregate principal amount of all such commitments shall be $120 million (the "AGGREGATE COMMITMENT"). The Bridge Loans will mature 180 days from their date of issuance but, subject to the terms outlined in Annex 1 hereto, shall be exchanged for increasing rate exchange notes of the Company having the terms set forth on Annex 2 hereto (the "EXCHANGE NOTES"). The Aggregate Commitment is personal to the Company, may be enforced solely by the Company and may not be assigned to or enforced by any other person or entity.

     2.   BRIDGE FINANCING DOCUMENTATION.  The Bridge Loans shall be evidenced
          ------------------------------
by bridge notes and made pursuant to, and governed by, a definitive bridge loan agreement (the "BRIDGE LOAN AGREEMENT"), and the Exchange Notes will be issued into escrow on the closing date pursuant to the terms of an indenture with a trustee selected by the Company and reasonably acceptable to each of the Lenders, in each case prepared by Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Lenders ("SKADDEN ARPS"), and covering the matters referred to in this Commitment Letter and such other matters as the Lenders may request (collectively, the "BRIDGE FINANCING DOCUMENTS"). The Bridge Financing Documents must be finalized not less than five (5) business days prior to funding.

     3.   CONDITIONS PRECEDENT.  The several obligations of the Lenders under
          --------------------
this Commitment Letter to make any Bridge Loans are subject to (a) the execution and delivery of the Bridge Financing Documents in form reasonably satisfactory to each of the Lenders in its sole discretion, (b) the prior or contemporaneous fulfillment of the conditions precedent set forth in Annex 1 hereto, (c) receipt by the Lenders not less than five (5) business days prior to the proposed funding date of copies of all definitive documents governing the Bank Financing, which documents and Bank Financing shall be satisfactory to each of the Lenders, and (d) receipt by the Lenders of not less than ten (10) business days' prior written notice of the targeted funding date under the Bridge Financing Documents and not less than three (3) business days' prior written notice of the actual funding date (which cannot be earlier than two (2) business days prior to original targeted funding date).

     4.   SYNDICATION.
          -----------

          A. Bear Stearns may offer to assign all or part of its or the Lenders' Aggregate Commitment to The Mayer Fund I (the "FUND"), a bridge lending fund managed by one of Bear Stearns' affiliates and in which it participates as an investor through a separate affiliate. In the event that all or any portion of the Aggregate Commitment is assigned to and accepted by the Fund, the Company hereby acknowledges that the Fund is a Delaware business trust whose Certificate of Trust is on file with the Secretary of State of the State of Delaware, and, subject to the next two sentences, all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims. The Fund is a series trust and each commitment to extend credit to or to purchase securities of any other person which is issued or assumed by the Fund will be allocated to a separate series in which some or all of the Fund's beneficial owners may participate. To the extent any person seeks to enforce such a commitment (or any rights arising out of any such commitment or any investment made pursuant thereto), such person must look solely to the assets of the applicable series of the Fund for the enforcement of any claims. None of the manager, trustee, beneficial owners or other agents or officers of the Fund or of the foregoing shall have any personal liability in connection with the business of the Fund or for obligations entered into on behalf of the Fund or any series thereof.

          B. In addition, the Lenders may syndicate all or any portion of the Aggregate Commitment to any Permitted Assignee (as hereinafter defined). Moreover, (A) the Fund may, to the extent required or permitted under its governing documents, assign all or any portion of its assumed commitment or Bridge Loans to its investors who participate in funding the assigned commitment or Bridge Loans and/or their affiliates, (B) any Permitted Assignee (as hereinafter defined) or the Fund may assign all or any portion of its assumed commitment and Bridge Loans to any other Permitted Assignee, and (C) the Lenders may pledge their assumed commitments and Bridge Loans to any Federal Reserve Bank; provided that any partial assignment shall be in a minimum amount of at least $1.0 million (which minimum amount shall not be applicable to any distribution by the Fund to its applicable beneficial owners of any unfunded commitment made by the Fund). As used herein, "PERMITTED ASSIGNEE" means (i) any "qualified institutional buyer" (as defined in Rule 144A), (ii) any "accredited investor" (as defined in Section 2(15) of the Securities Act of 1933, as amended) with assets (owned or under management) of at least $50 million or (iii) with the consent of the Company (which consent shall not be unreasonably withheld), any other accredited investor.

          C. Any assignment of all or any portion of the Aggregate Commitment in accordance herewith shall relieve the assigning Lender of its obligations to make Bridge Loans in the amount so assigned. Any assignment made to any person not described in sections 4(a) or 4(b) shall, unless each of the Company and the Lenders gives their prior written consent thereto, be null and void ab initio. Nothing herein shall be deemed to restrict the sale or assignment of Exchange Notes in any manner that is permitted by applicable law.

          D. From and after the closing, each of the Lenders shall have the right to assign or sell participations in its Bridge Loans and Exchange Notes to other accredited investors in accordance with applicable law.

          E. Parent and the Company will, and will cause each of their respective subsidiaries to, cooperate with the Lenders in connection with any syndication of all or any portion of the Aggregate Commitment, including providing such assistance as is specified in section 6 but with such changes as are required to take into account the type of financing.

     5.   LIMITATION ON OTHER ACQUISITIONS AND SECURITIES ISSUANCES.  Until (i)
          ---------------------------------------------------------
the date on which the Aggregate Commitment expires or is terminated without funding or (ii) if the Bridge Loans are funded, the date on which all outstanding Bridge Loans are paid in full (through the issuance of Exchange Notes or otherwise), Parent and the Company will not, and will not permit their subsidiaries or any person acting for any of them, to: (A) unless otherwise provided in the Engagement Letter, syndicate, offer or issue, or attempt to syndicate, offer or issue, any debt (other than the Bank Financing), any equity (other than the Equity Financing) or any other security intended to replace the Bridge Financing, (B) engage in any discussions concerning the syndication, offering or issuance of any such debt or other security other than confidential discussions with the Placement Agents as to possible alternatives for repayment of the Bridge Financing, or (C) make any acquisition of the stock or any significant portion of the assets of any person or entity other than (1) the Acquisition, (2) short-term investments in marketable securities made for cash management purposes and (3) acquisitions of inventory and equipment in the ordinary course of business; provided, however, that from the date of acceptance of this Commitment Letter to the date the Bridge Loans are funded, Parent, the Company and their respective subsidiaries collectively may make acquisitions which do not exceed $15 million in the aggregate.

     6.   COOPERATION.  Parent and the Company will, and will cause each of
          -----------
their respective subsidiaries to, cooperate, and will use their best efforts to cause the Target and each of its subsidiaries and affiliates to cooperate, with the Placement Agents in the offering and sale of the Permanent Financing, including, without limitation:

          A. upon request of the Placement Agents, making requested members of senior management and representatives of Parent, the Company and their respective subsidiaries available to participate in information meetings with potential purchasers at such times and places as the Placement Agents may reasonably request,

          B. providing to the Placement Agents not later than the earlier to occur of (x) the 30th day prior to February 28, 1999 and (y) the 30th day prior to the targeted funding date of the Acquisition, (i) a draft indenture and a preliminary offering memorandum to be distributed at the direction of the Placement Agents to potential purchasers, containing all relevant information about the Transactions and the Company, the Target and their respective subsidiaries and affiliates and any other matters which the Placement Agents may deem necessary to a successful offering or which the Placement Agents, Parent or the Company may consider necessary or appropriate for accurate, complete and adequate disclosure, (ii) management's projections for the Company after giving pro forma effect to the Transactions and (iii) such other information as may be requested by any rating agency or by the Placement Agents or their counsel; provided, however, that if the Aggregate Commitment is extended pursuant to section 9(d) hereof, Parent and the Company will again provide the documents and information specified in clauses (i) through (iii) of this section 6(b) not later than the earlier to occur of (A) the 30th day prior to June 30, 1999 and
(B) the 30th day prior to the targeted funding date of the Acquisition,

          C. commencing a "road show" with respect to the Permanent Financing (each, a "ROAD SHOW") as soon after delivery of the aforesaid preliminary offering memorandum as is reasonably feasible, and

          D. meeting with rating agencies and providing them with such information as they may reasonably request.

     7.   INDEMNIFICATION; EXPENSES.  Whether or not the Bridge Financing is
          -------------------------
consummated, Parent and the Company, on behalf of themselves and their respective subsidiaries, hereby agree jointly and severally: (a) upon demand, to reimburse the Lenders for all reasonable legal fees and disbursements of Skadden Arps, counsel to Bear Stearns, and all of the Lenders' travel and other out-of-pocket expenses, in each case incurred in connection with this Commitment Letter, the Fee Letter of even date herewith by and among the Lenders, Parent and the Company (the "FEE LETTER"), the Transactions or otherwise arising out of the Lenders' commitment hereunder and (b) to defend, indemnify and hold harmless the Lenders and each of the other Indemnified Persons identified and as set forth in the indemnification provisions attached as Exhibit A hereto (the "INDEMNIFICATION PROVISIONS") and hereby made a part hereof as though fully set forth at length herein. The obligations of Parent, the Company and their respective subsidiaries under this section shall survive expiration or termination of this Commitment Letter.

     8.   FEES.  Parent and the Company agree jointly and severally that they
          ----
shall pay each of the fees described in the Fee Letter on the dates specified therein. The obligations of Parent and the Company under this section 8 shall survive expiration or termination of this Commitment Letter.

     9.   EXPIRATION; EXTENSION; TERMINATION.
          ----------------------------------

          A. The Aggregate Commitment will expire upon the occurrence of any of the following, without further act or condition:

               I. upon the earlier to occur of (A) 24 hours after the execution of the Acquisition Agreement and (B) 5:00 p.m. (New York time) on August 20, 1998, unless prior to such time: (1) Parent and the Company have accepted this Commitment Letter and the Fee Letter and Bear Stearns shall have received signed copies hereof and thereof, (2) Parent and the Company have accepted the Engagement Letter and BS & Co. shall have received signed copies thereof, and (3) Parent and/or the Company has paid to Bear Stearns, for the account of the Lenders, the commitment fee described in the Fee Letter;

               II. upon the issuance of a Take-Out Securities Notice pursuant to section 4 ("Securities Demand") of the Fee Letter;

               III. at 5:00 p.m. (New York time) on February 28, 1999, unless prior to that time the Bridge Financing Documents have been agreed to and executed, all conditions required to be met hereunder or thereunder for the funding of the Bridge Loans have been satisfied or waived in writing by each of the Lenders in its sole discretion, and the Bridge Loans have been funded;

               IV. upon funding of the Permanent Debt Financing, in escrow or otherwise;

               V. upon the termination or expiration of the Acquisition Agreement; and

               VI. upon the termination of the Engagement Letter by Parent and/or the Company.

          B. The Aggregate Commitment may be terminated prior to its expiration pursuant to section 9(a) above:

               I. by the Company at any time upon payment of all fees, expenses and other amounts then payable under this Commitment Letter, the Fee Letter and the Engagement Letter; and

               II. by any Lender, if any breach or default occurs in the performance of any of the obligations of Parent, the Company or any of their respective subsidiaries set forth in this Commitment Letter, the Fee Letter, the Engagement Letter or any other agreement or legal obligation enforceable by the Lenders, the Placement Agents or any of their respective affiliates.

          C. Neither termination nor expiration of this Commitment Letter, placement of the Permanent Debt Financing nor funding of the Bridge Financing shall affect: (i) the obligations of Parent and the Company to pay any fees and other compensation to the extent earned by the Lenders pursuant to the Fee Letter referenced in section 8 hereof up to or after the date of termination, expiration or completion, as the case may be, (ii) the obligations of Parent and the Company to reimburse expenses incurred by the Lenders up to the date of termination, expiration or completion, as the case may be and/or (iii) the effectiveness of the Indemnification Provisions, which shall remain operative and in full force and effect.

          D. Notwithstanding section 9(a)(iii) above, Parent and the Company may extend the expiration of the Aggregate Commitment to June 30, 1999 if (A) all fees have been paid as required by the Fee Letter and (B) after the completion of a Road Show, the Placement Agents advise that a Take-Out Securities Notice will not be delivered at such time; provided, however, that if a Road Show is completed prior to October 1, 1998 and such Road Show does not result in the delivery of a Take-Out Securities Notice, Parent and the Company will be required to commence an additional Road Show (and provide, as necessary, updates of the information provided pursuant to section 6(b) hereof) to extend the expiration of the Aggregate Commitment, unless such requirement is waived by the Placement Agents.

     10.  DISCLOSURE.
          ----------

          A. This Commitment Letter, the Fee Letter, the Engagement Letter and each subsequent communication relating to the Transactions, are being delivered to you on the understanding that neither they, nor their substance, shall be disclosed by Parent or the Company to any third person except (i) to those who have a need to know and are in a confidential relationship to Parent or the Company (such as Parent's or the Company's directors, officers, advisors and legal counsel), (ii) to those who have a need to know and are in a confidential relationship to the Target (such as the Target's directors and officers, the Official Committee of Unsecured Creditors appointed by the United States Trustee for the District of Delaware on February 10, 1997 (the "Committee"), the steering committee for the Target's pre-petition senior secured lenders (the "Steering Committee"), and advisors and legal counsel for the Target, the Committee and the Steering Committee) or (iii) when disclosure is consented to by the Lenders in writing.

          B. The Lenders may freely discuss the Transactions contemplated hereby and any other potential Transactions with any and all of their affiliates (including, without limitation, the Placement Agents), any prospective lender or participant and the Fund, and may freely disclose to any such affiliate, prospective lender or participant and the Fund, and permit any such affiliate, prospective lender or participant and the Fund, from time to time, to use for any lawful purpose, any and all information at any time provided to the Lenders or the Placement Agents by or on behalf of Parent, the Company or any of their subsidiaries or affiliates; provided that prior to disclosing any confidential information to any party not already subject to confidentiality undertakings, the disclosing party shall obtain a confidentiality undertaking in accordance with its current syndication practices.

     11.  MISCELLANEOUS.  The following provisions shall be applicable both to
          -------------
this Commitment Letter and to the Fee Letter:

          A.   GOVERNING LAW; CONSENT TO JURISDICTION.  The validity and
               --------------------------------------
interpretation of this Commitment Letter and the Fee Letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b). Parent and the Company, on behalf of themselves and their respective subsidiaries and affiliates, hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Commitment Letter, the Fee Letter or any of the agreements or Transactions contemplated hereby, which is brought by or against Parent, the Company or any of their respective subsidiaries or affiliates and (a) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) hereby agree not to commence any action, suit or proceeding relating to this Commitment Letter, the Fee Letter, any such other agreements or the Transactions, other than in such court except to the extent mandated by applicable law. Each of Parent and the Company, on behalf of itself and its subsidiaries and affiliates, hereby waives and agrees not to assert in any such suit, action or proceeding, in each case to the fullest extent permitted by law, any claim that (i) it is not personally subject to the jurisdiction of any such court, (ii) it is immune from process (whether through service or notice, with respect to any of them or any property of any of them), or (iii) any such suit, action or proceeding is brought in an inconvenient forum.

          B.   WAIVER OF TRIAL BY JURY.  EACH OF PARENT AND THE COMPANY, ON
               -----------------------
BEHALF OF ITSELF AND ITS SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, AND EACH OF THE LENDERS, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR COUNTERCLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS COMMITMENT LETTER, THE FEE LETTER OR THE OTHER AGREEMENTS AND TRANSACTIONS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN. EACH OF PARENT AND THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDERS HAS REPRESENTED EXPRESSLY OR OTHERWISE THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE PROVISIONS OF THIS WAIVER. FURTHER, EACH OF PARENT AND THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES AND AFFILIATES, ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS PARAGRAPH.

          C.   SEVERABILITY.  If it is found in a final judgment by a court of
               ------------
competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable: (a) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (b) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

          D.   COMPLETE AGREEMENT; WAIVERS AND OTHER CHANGES TO BE IN WRITING.
               ---------------------------------------------------------------
This Commitment Letter, the Engagement Letter and the Fee Letter embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendment or supplement of or to this Commitment Letter or the Fee Letter shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each party hereto or thereto.

          E.   POWER, AUTHORITY AND BINDING EFFECT.  Each of the parties hereto
               -----------------------------------
represents and warrants to each of the other parties hereto that (a) it has all requisite power and authority to enter into this Commitment Letter and the Fee Letter and (b) each of this Commitment Letter and the Fee Letter has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally or by general principles of equity.

          F.   NO RIGHTS OR LIABILITY.  Neither this Commitment Letter nor the
               ----------------------
Fee Letter creates, nor shall either of them be construed as creating, any rights enforceable by a person or entity not a party hereto, except as provided in the Indemnification Provisions. Each of Parent and the Company acknowledges and agrees that (a) none of the Lenders, nor any other accredited investor who assumes a portion of the Aggregate Commitment or becomes the holder of any Bridge Loans (collectively, the "HOLDERS"), is, nor shall be construed as, a fiduciary or agent of Parent, the Company or any of their respective subsidiaries or affiliates, the Target, the seller(s) of the Target or any of their respective subsidiaries or affiliates or any other person or entity, nor shall the Holders have any duties or liabilities to any such persons' or entities' equity holders, creditors, claimants or other interest holders by virtue of this Commitment Letter, the Fee Letter or the retention of the Lenders hereunder, all of which are hereby expressly waived, and neither the Lenders nor the Placement Agents have been retained to advise or have advised Parent, the Company or any of their respective subsidiaries or affiliates regarding the wisdom, prudence or advisability of entering into or consummating the Acquisition and the Refinancing, (b) none of the Holders shall have any liability (including, without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of any of the Holders) (whether direct or indirect, in contract, tort or otherwise) to Parent, the Company or any of their respective subsidiaries or affiliates, the Target or any of its subsidiaries or affiliates or any other person or entity (including, without limitation, their respective equity holders, creditors, claimants and other interest holders) for or in connection with (i) the engagement of the Lenders pursuant hereto, or (ii) this Commitment Letter, the Fee Letter or any of the Transactions, except that a claim in contract for actual direct damages directly and proximately caused by a breach of any contractual obligation expressly set forth in any written agreement signed by the party against which enforcement of such claim is sought shall not be impaired hereby, and (c) the Lenders were induced to enter into this Commitment Letter and the Fee Letter by, inter alia, the provisions of this Section 11.

          G.   NO LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE
               -------------------------------------------------------------
DAMAGES. No party hereto liable for any damages hereunder to any other party
-------
shall ever be liable for any special, indirect or consequential damages or, to the fullest extent that a claim for punitive damages may lawfully be waived, for any punitive damages, on any claim (whether founded in contract, tort, legal duty or any other theory of liability) arising from or related in any manner to this Commitment Letter or the negotiation, execution, administration, performance, breach or enforcement of this Commitment Letter, the Fee Letter, the Engagement Letter, the Bridge Financing Documents or the instruments and agreements evidencing, governing or relating to the other financing Transactions contemplated hereby or any amendment thereto or the funding of the Bridge Loans or the consummation of, or any failure to consummate, any of the Transactions or any act, omission, breach or wrongful conduct in any manner related thereto.

          H.   RELIANCE ON INFORMATION.  In undertaking and performing their
               -----------------------
several obligations under this Commitment Letter, the Lenders are relying and will continue to rely: (a) without independent verification thereof, on the accuracy and completeness of all financial and other information furnished by or on behalf of Parent, the Company or any of their respective subsidiaries or affiliates, the seller(s) of the Target, the Target or any of their respective subsidiaries or affiliates and (b) on each of the representations, warranties, covenants and legal waivers by or on behalf of Parent, the Company or their respective subsidiaries or affiliates set forth in this Commitment Letter. Each of Parent and the Company represents and warrants to each of the Lenders that all financial and other information which it has provided to the Lenders in connection with this Commitment Letter and the Transactions contemplated hereby does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          I.   COUNTERPARTS.  For the convenience of the parties, any number of
               ------------
counterparts of this Commitment Letter may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

          J.   TIME OF ESSENCE.  Time shall be of the essence whenever and
               ----------------
wherever a date or period of time is prescribed or referred to in this Commitment Letter.

                           [signature page follows]

     This Commitment Letter may only be accepted by (i) signing this Commitment Letter in the space provided below and returning it to the undersigned, along with a signed copy of the Fee Letter, (ii) signing the Engagement Letter and returning it to BS & Co. and (iii) paying the commitment fee referred to in the Fee Letter, in each of the foregoing cases, for receipt by Bear Stearns or BS & Co., as applicable, within 24 hours after execution of the Acquisition Agreement and in any event by not later than 5:00 p.m. (New York time) on August 19, 1998.

                              Very truly yours,

                              THE BEAR STEARNS COMPANIES INC.



                              By: /s/ Michael L. Offen
                                 ---------------------------------
                                    Michael L. Offen
                                    Senior Managing Director

                              Commitment: $50,000,000


                              TD SECURITIES (USA) INC., AS ARRANGER FOR
                              TORONTO-DOMINION (TEXAS), INC.



                              By: /s/ Gordon A. Pace
                                 ---------------------------------
                                    Name: Gordon A. Pace
                                    Title: Managing Director

                              Commitment: $35,000,000


                              THE BANK OF NEW YORK



                              By: /s/
                                 ---------------------------------
                                    Name:
                                    Title:

                              Commitment: $25,000,000

                              ROYAL BANK OF CANADA



                              By: /s/
                                 ---------------------------------
                                    Name:
                                    Title:

                              Commitment: $10,000,000



AGREED TO AND ACCEPTED AS OF
_______________, 1998:

ARCH COMMUNICATIONS GROUP, INC.


By:  /s/ J. Roy Pottle
   ---------------------------------
     Name: J. Roy Pottle
     Title: Executive Vice President and
            Chief Financial Officer

ARCH COMMUNICATIONS, INC.



By:  /s/ J. Roy Pottle
   ---------------------------------
     Name: J. Roy Pottle
     Title: Executive Vice President and
            Chief Financial Officer

                                   EXHIBIT A
                          INDEMNIFICATION PROVISIONS

   Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Bridge Commitment Letter dated August 20, 1998 (the "COMMITMENT LETTER") from The Bear Stearns Companies Inc. ("BEAR STEARNS"), TD Securities (USA) Inc., as arranger for Toronto-Dominion (Texas), Inc. ("TD"), The Bank of New York ("BNY") and Royal Bank of Canada ("RBC") (Bear Stearns, TD, BNY and RBC, collectively, the "LENDERS") to Arch Communications Group, Inc. ("PARENT") and Arch Communications, Inc. (the "COMPANY") of which these Indemnification Provisions form an integral part.

   To the fullest extent permitted by applicable law, Parent and the Company, on behalf of themselves and their respective subsidiaries, agree, jointly and severally, to indemnify and hold harmless each of the Lenders and the affiliated entities (including, without limitation, the Fund), directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws) of each of the Lenders and Holders (all of the foregoing, collectively, the "INDEMNIFIED PERSONS"), from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party thereto and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly caused by, relating to, based upon, arising out of or in connection with (i) the Transactions, (ii) the Commitment Letter or Fee Letter, or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or court or similar statements or omissions in or from any information furnished by Parent, the Company, the Target or any of their respective subsidiaries to any of the Indemnified Persons or any other person in connection with the Transactions, provided, however, with respect to any particular Indemnified Person, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Persons.

   These Indemnification Provisions shall be in addition to any liability which Parent, the Company or their respective subsidiaries may have to the Indemnified Persons.

   If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify Parent and the

Company with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify Parent and the Company shall not relieve Parent, the Company and their respective subsidiaries from their obligations hereunder. The Lenders, on behalf of the Indemnified Persons, shall have the right to retain counsel of their choice to represent the Indemnified Persons, and Parent, the Company and their respective subsidiaries shall, jointly and severally, pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Parent, the Company and any counsel designated by Parent and the Company. Parent and the Company, on behalf of themselves and their respective subsidiaries, shall be jointly and severally liable for any settlement of any claim against any of the Indemnified Persons made with the written consent of Parent and the Company, which consent shall not be unreasonably withheld. Without the prior written consent of the Lenders, Parent and the Company shall not settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Persons of an unconditional and irrevocable release from all liability in respect of such claim.

   In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then Parent, the Company and their respective subsidiaries, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by Parent, the Company and their respective subsidiaries, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of Parent, the Company and their respective subsidiaries, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter and the Fee Letter.

   Neither expiration or termination of the Aggregate Commitment nor funding or repayment of any of the Bridge Financing shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

                                    ANNEX 1
                SUMMARY OF TERMS AND CONDITIONS OF BRIDGE LOANS

   The several Commitments of the Lenders to make the Bridge Loans are subject expressly to the negotiation, execution and delivery of definitive documentation, including, without limitation, the Bridge Financing Documents, which will contain the terms, conditions and other provisions set forth herein and such other representations, warranties, covenants, events of default and other provisions as are customary for financings of this kind. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Bridge Commitment Letter to which this Summary of Terms and Conditions is attached and of which it forms an integral part.


BORROWER:                             Arch Communications, Inc. (the "COMPANY").

LENDERS: Bear Stearns, TD, BNY and RBC, and such other parties from whom the Lenders accept commitments to provide a portion of the Bridge Financing.

LOANS: $120 million in aggregate principal amount of unsecured Exchangeable Senior Increasing Rate Loans (the "BRIDGE LOANS").

USE OF PROCEEDS:                      To consummate the Acquisition and the
                                      Refinancing and to pay fees and reasonable expenses associated with the Transactions.

                                      1-1

MATURITY:                     180 days from the Closing Date (as defined below)
                              (the "MATURITY DATE"). If, upon the Maturity Date, any Bridge Loan has not been previously repaid in full, and provided (a) no de fault or event of default under certain provisions of the Bridge
                              Loan Agreement to be agreed upon (but which, in any event, will include payment defaults or events of default on the Bridge Loans and the Bank
                              Financing) has occurred and is continuing with respect to the Bridge Loans, (b) no bankruptcy defaults have occurred with respect to Parent, the Company or any of their respective subsidiaries, and (c) there is no outstanding acceleration notice for any debt of Parent, the Company or any of their respective subsidiaries, each Bridge Loan shall be automatically exchanged (such date, the "EXCHANGE DATE") for an increasing rate exchange note (each, an "EXCHANGE NOTE") due December 2006.
                              The initial date of issuance of the Bridge Loans is hereinafter referred to as the "CLOSING DATE."

                              The Exchange Notes will be issued pursuant to an Indenture that will be attached as an exhibit to the Bridge Loan Agreement and will have the terms summarized on Annex 2 to the Commitment Letter. The Exchange Notes will be delivered into escrow on the Closing Date for delivery on the Exchange Date.

                                      1-2

INTEREST:                     The Bridge Loans will initially bear interest at a
                              rate per annum equal to the sum of (a) the 3-month
                              London interbank offered rate, adjusted for reserves ("LIBOR") calculated on the basis of the actual number of days elapsed in a year of 360 days, plus (b) a spread (the "SPREAD") of 550 basis points. If the Bridge Loans are not repaid in whole within three months following the Closing
                              Date, the Spread will increase by 50 basis points at the end of such three-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter;
                              provided, however, that the interest rate applicable to the Bridge Loans and the Exchange
                              Notes shall not (i) (except as provided in the next paragraph) exceed 18% per annum, or (ii) exceed the maximum rate permitted by applicable law; and, provided, further, that the Company shall have the option to capitalize any interest in excess of 15% per annum on the Bridge Loans, and pay any interest in excess of 15% per annum on the Exchange Notes through the issuance of additional Exchange Notes.

                              Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, interest will accrue on the Bridge Loans at the then-applicable rate plus 200 basis points per annum.

                              Interest will be payable quarterly in arrears and on the date of any prepayment or repayment of the Bridge Loans.

RANKING: The obligations of the Company under the Bridge Loans will be senior obligations and will rank (a) pari passu with all other unsubordinated indebtedness of the Company and (b) senior to any subordinated indebtedness of the Company.

GUARANTEES:                   None.

SECURITY:                     None.

                                      1-3

OPTIONAL REPAYMENT:           The Bridge Loans may be prepaid, in whole or in
                              part, at the option of the Company at any time upon five business days' written notice at a price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption and any LIBOR breakage costs.

MANDATORY REPAYMENTS:         The net proceeds from any of the following
                              (collectively, "NET PROCEEDS") will be used to repay the Bridge Loans or reduce the Aggregate
                              Commitment, in each case at 100% of the principal amount of the Bridge Loans repaid plus accrued and unpaid interest to the date of the repayment and any LIBOR breakage costs: (i) any direct or indirect public offering or private placement of any debt or equity securities after the Closing
                              Date by Parent, the Company or any of their respective subsidiaries including, without limitation, the Permanent Financing, and (ii) subject to prior mandatory prepayments of the Bank
                              Financing, any future asset sales by Parent, the Company or any of their respective subsidiaries.

CHANGE OF CONTROL:            Upon the occurrence of a Change of Control (to be
                              defined in a manner consistent with Parent's and the Company's existing indentures), the Company shall prepay the Bridge Loans at a price of 101% of principal amount, plus accrued and unpaid interest through the date of the prepayment.

PAYMENTS:                     Payments by the Company will be made by wire
                              transfer of immediately available funds, without deduction for taxes.

TRANSFERABILITY AND           Each of the Lenders will have the absolute and
PARTICIPATIONS:               unconditional right to grant participations in its
                              commitment under the Commitment Letter and its Bridge Loans. Except (i) as provided in Section 4 of the Commitment Letter, and (ii) for pledging all or any portion of its rights under the Bridge
                              Loan Agreement in favor of any Federal Reserve
                              Bank, none of the Lenders will have any right to transfer or assign all or any portion of its commitment or its Bridge Loans without the prior written consent of the Company (not to be unreasonably withheld or delayed).

                                      1-4

EXPENSES AND                  All reasonable out-of-pocket costs and expenses of
INDEMNIFICATION:              the Lenders (including, without limitation,
                              reasonable expenses incurred in connection with the due diligence of the Lenders, the reasonable legal fees and disbursements of Skadden Arps, counsel to the Lenders, and auditing and accounting fees and expenses), associated with the preparation, execution, delivery and administration of the Bridge Financing Documents are to be paid jointly and severally by Parent and the Company. All reasonable out-of-pocket expenses of each of the Lenders incurred in connection with the waiver, amendment and/or enforcement of the Bridge Financing Documents (including, without limitation, legal, auditing and accounting fees and reasonable expenses) are to be paid jointly and severally by Parent and the Company.

                              Parent and the Company, on behalf of themselves and their respective subsidiaries, will jointly and severally indemnify and hold harmless the Lenders and each of the other Indemnified Parties in connection with the Bridge Financing Documents and the Transactions on terms substantially identical to, and, in any event, no less favorable than, the Indemnification Provisions set forth in Exhibit A to the Commitment Letter.

MODIFICATION OF THE BRIDGE    Modification of the Bridge Loan Agreement may be
LOANS:                        made with consent of the Lenders holding greater
                              than 50% of the aggregate principal amount of the Bridge Loans then outstanding, except that, without the consent of the Lenders holding 100% of the Bridge Loans, no modification or change may extend the maturity of any Bridge Loans or time of payment of any interest on the Bridge Loans, reduce the rate of interest or the principal amount of any Bridge Loans, alter the mandatory prepayment provisions of the Bridge Loan Agreement or reduce the percentage of Lenders necessary to modify or change the Bridge Loan Agreement.

                                      1-5

COST AND YIELD PROTECTION:    The Lenders shall receive cost and yield
                              protection customary for facilities and
                              transactions of this type, including, but not limited to, compensation in respect of deposit breakage losses, taxes (including but not limited to gross-up provisions for withholding taxes imposed by any governmental authority), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Lenders to provide customary protection for U.S. and non-U.S.
                              financial institutions, subject to standard exceptions and exclusions. If any of the Lenders requests reimbursement by the Company for any of the foregoing matters (other than deposit breakage losses), the Company may require such Lender to transfer and assign its Bridge Loans (at par plus accrued and unpaid interest and fees (if any) through the date of transfer and LIBOR breakage costs, if applicable) to a Permitted Assignee selected by the Company and acceptable to the non-assigning Lenders.

CONDITIONS PRECEDENT:         The several obligations of the Lenders to make, or
                              cause one of their respective affiliates to make, their respective Bridge Loans will be subject to closing conditions deemed appropriate by the Lenders for financings of this kind generally and for this transaction in particular, including, without limitation, the following closing conditions:

                                      1-6

                              1. Concurrent Transactions. The Acquisition shall
                                 -----------------------
                              have been consummated in accordance with the Acquisition Agreement and the Amended Plan (as defined in the Acquisition Agreement), which shall be confirmed by the Confirmation Order (as defined in the Acquisition Agreement), each of which shall be satisfactory in form and substance to the Required Lenders (as defined below), without any amendment, modification or waiver of any of the terms or conditions thereof without the prior written consent of the Required Lenders. In addition, (i) the Bank Financing, the Equity Financing, and any other funding requirements shall be in place on terms acceptable to the Required Lenders and in the amounts described in the first paragraph of the Commitment Letter and otherwise on terms customary for similar types of financings, (ii) all conditions precedent to the advances or commitments thereunder shall have been satisfied or, with the consent of each of the Required Lenders, waived, (iii) there shall be unused availability under the Bank Financing of not less than $70 million and (iv) Paging shall have evidenced its ability as of the Closing Date to meet all conditions to borrowing the full $70 million of unused availability as of that date. All necessary consents of the provider(s) of the Bank Financing shall have been obtained, and the documentation evidencing such Bank Financing shall have been amended and/or the provisions thereof waived to allow the making and mandatory prepayment of the Bridge Loans, the issuance of the Exchange Notes and the Permanent Financing, without any mandatory prepayment thereunder, as well as in any respect necessary to permit the issuance of the Warrants (to be defined) and the consummation of the Transactions contemplated by the Commitment Letter. There shall not exist (pro forma for the Transactions) any default or Event of Default (as hereinafter defined) under the Bridge Financing Documents, the Acquisition Agreement, the documents governing the Equity Financing, the documents governing the Bank Financing or documents governing any other material Indebtedness (to be defined) of Parent, the Company or any of their respective subsidiaries, and each of the Lenders shall have funded its share of the Aggregate Commitment.

                              As used herein, "REQUIRED LENDERS" means the Lenders holding more than 50% of the Aggregate Commitment or,

                                      1-7

                              2. Absence of Certain Changes. (A) Neither Parent
                                 --------------------------
                              nor the Company, nor any of their subsidiaries, shall have sustained since December 31, 1997 (or
                              (i) June 24, 1998, to the extent such matter is disclosed in the Offering Memorandum dated June 24, 1998 with respect to the Company's 12 3/4% Senior Notes due 2007 or (ii) June 29, 1998, to the extent such matter is disclosed in the current reports on Form 8-K of Parent and the Company filed on June 29, 1998) any loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, (B) since such date there shall not have been a material increase in short-term debt or long-term debt of Parent, the Company or any of their subsidiaries, and (C) since such date there shall not have been any change, or any development involving a prospective change, that could reasonably be expected in the opinion of the Required Lenders to result in a Material Adverse Effect with respect to either Parent and its subsidiaries on a consolidated basis or the Company and its subsidiaries on a consolidated basis. As used herein, "MATERIAL ADVERSE EFFECT" with respect to any person or entity means a material adverse effect on (i) the business, property, financial condition, operations, projections or prospects of such person or entity; (ii) the legality, validity or enforceability of any of the Bridge Financing Documents; (iii) the ability of the Company to repay its obligations under the Bridge Loan Agreement or of any other party to perform its obligations under any Bridge Financing Documents; or (iv) the rights and remedies of the Lenders under the Bridge Financing Documents.

                              Neither the Target nor any of its subsidiaries shall have sustained since December 31, 1997 any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree (other than litigation before the Bankruptcy Court (as defined in the Acquisition Agreement) which litigation is disposed of pursuant to the Confirmation Order (as defined in the Acquisition Agreement)), otherwise than as set forth in its audited financial statements as of that date, (B) since such date there shall not have been a material increase in short-term debt or long-term debt of the Target or any of its

                                      1-8

                              3. Documentation, Legal Matters, etc. The Bridge
                                 ----------------------------------
                              Loan Agreement and the other definitive
                              documentation evidencing the Bridge Loans shall be prepared by Skadden Arps and shall be in form reasonably satisfactory to the Company and the Required Lenders and shall contain the terms summarized herein and such other terms as are customary for similar financings. All other matters relating to the Acquisition, the Refinancing and the Amended Plan (as defined in the Acquisition Agreement) shall be satisfactory in form and substance to each of the Required Lenders in all material respects and the Lenders shall have received such additional certificates, legal and other opinions, including, to the extent required by the banks providing the Bank Financing, a third-party opinion with respect to the solvency of the Company, in form and substance reasonably satisfactory to such banks (but addressed to such banks and the Lenders), and such other documentation as any of the Lenders shall reasonably request. The Company shall have provided the Placement Agents with the preliminary offering memorandum (or prospectus, as applicable) described in section 6(b) of the Commitment Letter.

                                      1-9

                              4.   Financial Statements.  At least ten (10)
                                   --------------------
                              business days prior to the Closing Date, each of the Lenders shall have received: (a) consolidated financial statements of each of Parent, the Company and the Target including balance sheets as of the end of the last two fiscal years and income and cash flow statements as of the end of and for each of the last three fiscal years (which shall not differ materially from the information supplied to date to the Lenders), audited by independent public accountants of recognized national standing and prepared in conformity with generally accepted accounting principles, together with the report thereon; (b) unaudited selected financial information of each of Parent, the Company and the Target meeting the requirements of
                              Item 301(a) of Regulation S-K for the two fiscal years immediately preceding the last three fiscal years; and (c) unaudited interim financial statements of each of Parent, the Company and the Target, prepared in the same manner as the historical audited statements for the most recently ended quarterly period and for the same quarterly period during the most recently ended fiscal year. At least ten (10) business days prior to the Closing Date, each of the Lenders shall have also received (a) consolidating pro forma balance sheets and income statements of Parent and the Company as of the Closing Date, giving effect to the Transactions contemplated by the Commitment Letter and reflecting estimated purchase price (and "fresh start," if applicable) accounting adjustments (meeting the requirements of Regulation S-X for a registration statement on Form S-1) and (b) financial projections prepared by the management of Parent and the Company for the five years following the Closing Date reflecting the combined operations of Parent, the Company and the Target. Each of Parent, the Company and the Target shall have provided to the Lenders its written permission to disclose each of the financial statements referred to in this paragraph 4 in any manner in connection with the Permanent Financing (other than financial projections to the extent not publicly available) and/or the Bridge Loans.

                                     1-10

                              5.   Absence of Default. Absence of any Event of
                                   ------------------
                              Default under the Bridge Loan Agreement or event that, with notice and/or the passage of time, could become an Event of Default under the Bridge Loan Agreement. The Required Lenders shall be reasonably satisfied that Parent and the Company have not failed to comply with any of their material obligations under the Engagement Letter and the Fee Letter.

                              6.   Bankruptcy Court Approvals. The assumption by
                                   --------------------------
                              the Target and certain of its subsidiaries of the Assumed Contracts (as defined in the Acquisition Agreement) shall have been authorized and approved by an order (in form and substance satisfactory to the Required Lenders) of the Bankruptcy Court (as defined in the Acquisition Agreement) for which all applicable periods for appeal or rehearing have expired and no notice of appeal or request for rehearing shall have been entered and such order shall be in full force and effect without any material modification or amendment. The Confirmation Order (as defined in the Acquisition Agreement), in a form reasonably satisfactory to each of the Parties (as defined in the Acquisition Agreement) and reasonably satisfactory in form and substance to the Required Lenders, shall have been entered by the Bankruptcy Court, such Confirmation Order shall have been in full force and effect for eleven days without any modification or amendment or stay thereof and, there shall not be pending any appeal or request for rehearing (other than those which in the opinion of the Required Lenders in their sole discretion would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent and its subsidiaries on a consolidated basis, the Company and its subsidiaries on a consolidated basis or the Target and its subsidiaries on a consolidated basis.

                                     1-11

                              7.   Other Approvals and Consents. Receipt of all
                                   ----------------------------
                              governmental, shareholder and third-party consents (including Hart-Scott-Rodino clearance and FCC approval of transfer of licenses) and approvals necessary or desirable in connection with the Transactions contemplated in the Commitment Letter and expiration of all applicable waiting periods without any action being taken by any competent authority that could, in the opinion of the Required Lenders in their sole discretion, restrain or prevent the Transactions or impose any Material Adverse Effect on Parent and its subsidiaries on a consolidated basis, the Company and its subsidiaries on a consolidated basis or the Target and its subsidiaries on a consolidated basis.

                              8.   Litigation, etc. The absence of any action,
                                   ---------------
                              suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Transactions or which would, individually or in the aggregate, in the opinion of the Required Lenders in their sole discretion, result in, or be reasonably expected to result in, a Material Adverse Effect with respect to Parent and its subsidiaries on a consolidated basis, the Company and its subsidiaries on a consolidated basis or the Target and its subsidiaries on a consolidated basis. In addition, all licenses shall be in full force and effect with no pending or threatened regulatory proceedings with respect thereto.


                              9.   Accuracy of Representations and Warranties.
                                   ------------------------------------------
                              All representations and warranties contained in the Bridge Financing Documents, the Bank Financing documents, the Equity Financing documents and/or the Acquisition Agreement shall be true and correct in all material respects as of the Closing Date, except as, in certain circumstances, would not reasonably be expected to result in a Material Adverse Effect with respect to Parent and its subsidiaries on a consolidated basis, the Company and its subsidiaries on a consolidated basis or the Target and its subsidiaries on a consolidated basis.

                                     1-12

                              10.  Payment of Fees and Expenses. All fees and
                                   ----------------------------
                              expenses (including reasonable legal fees and disbursements) due to the Lenders and the Placement Agents on or before the Closing Date in connection with the Bridge Loans, pursuant to the Commitment Letter, the Fee Letter, the Engagement Letter or otherwise, shall have been paid in full.

                              11.  Market Disruption; Certain Events. Trading in
                                   ---------------------------------
                              securities generally on the New York or American Stock Exchanges or NASDAQ shall not have been suspended and minimum or maximum prices shall not have been established on any such exchange, nor shall there have occurred any material change in, or development with respect to, the financial markets of the United States or international markets in general, or the new issue market for high yield securities in particular which, in the sole discretion of the Required Lenders, makes it impracticable or inadvisable to proceed with the Bridge Financing or any refinancings thereof, or that would materially adversely affect the ability to sell or assign the Bridge Loans on the terms contemplated by the Commitment Letter. There shall not have occurred and be continuing (a) any declaration of a general banking moratorium by either federal or New York authorities, (b) an outbreak or escalation of hostilities between the United States and any other power, (c) an outbreak or escalation of any other insurrection or armed conflict involving the United States, or (d) any other national or international calamity or emergency.


                                     1-13

                              12.  Due Diligence. The Lenders' legal and tax due
                                   -------------
                              diligence investigations with respect to Parent, the Company and their respective subsidiaries, the Target and its subsidiaries, the Acquisition and the other Transactions contemplated hereby shall be satisfactory in all respects to the Required Lenders, and any supplemental business, financial or accounting due diligence that any of the Lenders determine has become necessary shall not have disclosed information not previously disclosed to the Required Lenders which causes the results of such diligence not to be satisfactory in all respects to the Required Lenders. The Lenders shall also have received any information reasonably necessary to conduct continuing due diligence.

                              13.  Capitalization. The corporate, tax, capital
                                   --------------
                              and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Company before and after the Transactions shall be reasonably satisfactory to the Required Lenders in all respects. In addition, substantially simultaneously with the Acquisition, the Target shall be a wholly-owned subsidiary of the Company or Paging.

                              14.  Other Agreements. The Lenders shall have
                                   ----------------
                              received and approved all operating agreements, management agreements, joint venture or partnership agreements, if any.

                              15.  Opinions. The Lenders shall have received
                                   --------
                              satisfactory opinions of counsel to the Company as to the transactions contemplated hereby (including without limitation the tax aspects thereof and compliance with all applicable securities laws), and such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

                                     1-14

                              16.  Tower Site Sale. The sale of the Target's
                                   ---------------
                              tower sites shall have been consummated on terms and conditions and pursuant to documentation satisfactory to the Required Lenders, and the Lenders shall have received evidence of the receipt of at least $165 million in connection with the sale of the Target's tower sites.


                              17.  No Change of Control. No change of control
                                   --------------------
                              under any documents evidencing indebtedness of Parent, the Company or any of their respective subsidiaries shall have occurred or would result from consummation of any of the Transactions.

                              18.  Acquisitions. After acceptance of the
                                   ------------
                              Commitment Letter and prior to the Closing Date, Parent, the Company and their respective subsidiaries shall not have completed acquisitions (other than the Acquisition) which exceed $15 million in the aggregate.

                              19.  Additional Conditions. All conditions set
                                   ---------------------
                              forth in the Acquisition Agreement, the Bank
                              Financing documents and the Equity Financing documents shall have been satisfied and not waived without the consent of the Required Lenders.

                                     1-15

COVENANTS:                    The Bridge Loan Agreement will contain such
                              affirmative and negative covenants with respect to the Company and its subsidiaries as are usual and customary for financings of this kind (which generally will be substantially similar to the covenants set forth in the Bank Financing documents, including, without limitation, as to
                              (i) use of proceeds, (ii) refinancing of the Bridge Loans, (iii) furnishing of financial information in accordance with generally accepted accounting principles, (iv) compliance with laws,
                              (v) maintenance of existence, licenses and franchises, (vi) restrictions on liens, (vii) restrictions on indebtedness, (viii) restrictions on investments, (ix) restrictions on dividends, distributions, redemptions and other restricted payments (to be defined), (x) restrictions on sales of assets, (xi) restrictions on mergers and consolidations (other than with existing subsidiaries) and prohibition of additional acquisitions and consolidations, (xii) restrictions on transactions with affiliates,
                              (xiii) restrictions on sale-leaseback
                              transactions, (xiv) restrictions on business activities; (xvi) restrictions on material adverse amendments to charter documents; (xvii) restrictions on transactions between Parent and its direct and indirect subsidiaries other than certain transactions through the Company; and (xviii) maintenance of certain financial ratios;
                              provided, however, that in certain material instances such covenants shall be substantially more restrictive than those set forth in the Bank
                              Financing documents).

                                     1-16

EVENTS OF DEFAULT:            The Bridge Loan Agreement will include such events
                              of default (each, an "EVENT OF DEFAULT") (and, as appropriate, grace periods) as are usual and customary for financings of this kind, including, without limitation: (i) the failure of the Company to pay principal on the Bridge Financing when due
                              (it being understood that payment of the principal amount of the Bridge Loans on the Maturity Date through the issuance of the Exchange Notes in compliance with the Bridge Loan Agreement shall not constitute an event of default under the Bridge Loan Agreement); (ii) the failure of the Company to pay interest or fees on the Bridge
                              Financing and the continuance of such failure for 5 days; (iii) the failure of the Company to comply with any other provision, condition, covenant, promise, warranty or representation in the Bridge
                              Financing Documents, provided that in certain cases such failure continues for 30 days after notice; (iv) a default under any instrument or instruments governing indebtedness of Parent, the Company or any of their respective subsidiaries or failure to pay principal on any such indebtedness in accordance with its terms in an aggregate principal amount exceeding a threshold amount to be agreed; (v) final judgments aggregating in excess of a threshold amount to be agreed rendered against Parent, the Company or any of their respective subsidiaries and not discharged or stayed within 60 days; (vi) certain events of bankruptcy, insolvency or reorganization with respect to Parent, the Company or any of their respective subsidiaries; (vii) material misrepresentations in the Bridge Financing
                              Documents; and (viii) certain ERISA defaults.

                                     1-17

                              In case an Event of Default shall occur and be continuing, the holders of a majority in aggregate principal amount of the Bridge Loans then outstanding, by notice in writing to the Company and other Lenders, may declare the principal of and all accrued interest on the Bridge Loans to be immediately due and payable; provided, however, that no such notice shall be necessary in the case of (i) a bankruptcy Event of Default with respect to the Company or (ii) a default under any instrument or instruments governing indebtedness of Parent, the Company or any of their respective subsidiaries when such default causes such indebtedness to become due prior to its stated maturity. An acceleration, whether by notice or otherwise, may be annulled and past defaults (except for payment defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of Bridge Loans then outstanding.

REPRESENTATIONS AND           The Bridge Loan Agreement will contain such
WARRANTIES:                   representations and warranties with respect to the
                              Company, the Target and their respective subsidiaries as are usual and customary for financings of this kind or as are otherwise deemed appropriate by the Lenders, including, without limitation: (i) organization and good standing,
                              (ii) capitalization, (iii) authorization and enforceability, (iv) no conflicts, (v) all third party consents obtained and compliance with governmental regulations (including margin regulations), (vi) no defaults, (vii) no violation of law, (viii) absence of litigation, proceedings, labor disputes, etc., (ix) financial condition
                              (including solvency matters), (x) Investment
                              Company Act and Hart-Scott-Rodino matters, (xi) absence of material adverse change, (xii) absence of undisclosed liabilities, (xiii) financial statements and (xiv) full disclosure.

GOVERNING LAW AND FORUM:      New York.

COUNSEL FOR THE LENDERS:      Skadden, Arps, Slate, Meagher & Flom LLP ("SKADDEN
                              ARPS")

                                     1-18

                                    ANNEX 2

               SUMMARY OF TERMS AND CONDITIONS OF EXCHANGE NOTES

     The several Commitments of the Lenders to issue the Bridge Loans are subject expressly to the negotiation, execution and delivery of definitive documentation, including, without limitation, the Indenture (as hereinafter defined), which will contain the terms, conditions and other provisions set forth herein and such other representations, warranties, covenants, events of default and other provisions as are customary for financings of this kind. Capitalized terms used but not defined herein have the meanings given in the Bridge Commitment Letter to which this Annex 2 is attached or, if not defined therein, in Annex 1 thereto.

EXCHANGE NOTES:             If the Bridge Loans are not repaid in their entirety
                            at or before the maturity date of the Bridge Loans
                            (in this Annex 2, the "BRIDGE MATURITY DATE"), the
                            Bridge Loans will be automatically exchanged on the Bridge Maturity Date for Exchange Notes in an aggregate principal amount equal to the principal amount of the outstanding Bridge Loans plus any capitalized interest added to pay interest in excess of the original principal amount, PROVIDED THAT (a) no default or event of default under certain provisions of the Bridge Loan Agreement to be agreed upon (but which, in any event, will include payment defaults or events of default on the Bridge Loans and the Bank Financing) has occurred and is continuing with respect to the Bridge Loans, (b) no bankruptcy defaults have occurred with respect to Parent, the Company or any of their respective subsidiaries and (c) there is no outstanding acceleration notice for any debt of Parent, the Company or any of their respective subsidiaries.

                            The Company will issue Exchange Notes under an indenture which complies with the Trust Indenture Act of 1939, as amended (the "INDENTURE"). The Company will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Exchange Notes and the Indenture will be fully executed on the Closing Date and the Exchange Notes will be deposited into escrow at the closing of the Bridge Loans.

MATURITY:                   The Exchange Notes will mature December 2006.

                                     2-1

INTEREST RATE:              The rate per annum (expressed as a fixed percentage)
                            applicable to the Bridge Loans on the Bridge
                            Maturity Date plus 50 basis points, which rate shall increase by 50 basis points on the last day of each third month after the Bridge Maturity Date;
                            provided, however, that the interest rate applicable to the Exchange Notes (i) shall not (except as provided in the next paragraph) exceed 18% per annum, and (ii) shall not exceed the maximum rate permitted by applicable law; and, provided, further, that the Company shall have the option to pay any interest in excess of 15% per annum on the Exchange
                            Notes through the issuance of additional Exchange
                            Notes.

                            Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or an Event of Default, interest will accrue on the Exchange Notes at the then-applicable rate plus 200 basis points per annum. Interest will be payable in arrears at the end of each third month after their release from escrow on the Bridge Maturity Date or date of prepayment of the Bridge Loans, and on the maturity date of the Exchange Notes. No yield protection provisions shall be applicable to the Exchange Notes.

RANKING:                    Same as Bridge Loans.

GUARANTEES:                 None.

SECURITY:                   None.

OPTIONAL REDEMPTION:        During the first four years after the issuance of
                            the Exchange Notes, the Exchange Notes may be redeemed at a price of 105% of principal amount, such premium to decline ratably to 100% of principal amount at the end of the sixth year.

MANDATORY REDEMPTION:       None.

                                      2-2

CHANGE OF CONTROL:          Upon the occurrence of a Change of Control, the
                            Company shall offer to redeem the Exchange Notes at a price of 101% of principal amount, plus accrued and unpaid interest through the date of the redemption.

PAYMENTS:                   Same as Bridge Loans.

TRANSFERABILITY:            Unlimited except as otherwise provided by law.

DEFEASANCE PROVISIONS OF    Customary for high-yield bonds.
EXCHANGE NOTES:

MODIFICATION:               Same as Bridge Loans.

                                     2-3

REGISTRATION RIGHTS:        The Company will file within 90 days after the
                            initial issuance date of the Bridge Loans, and will use its best efforts to cause to become effective as soon thereafter as practicable, but no later than the Bridge Maturity Date, a shelf registration statement with respect to the Exchange Notes (a
                            "SHELF REGISTRATION STATEMENT"). The Company will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange Notes. If, on or before the Bridge
                            Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Company will pay liquidated damages in the form of increased interest of 50 basis points per annum on the principal amount of Exchange Notes outstanding to holders of such Exchange Notes who are unable freely to transfer Exchange Notes from and including the Bridge Maturity Date to but excluding the effective date of such Shelf
                            Registration Statement. On each 90-day anniversary of the Bridge Maturity Date thereafter, the liquidated damages shall increase by 50 basis points per annum, to a maximum increase in interest of 200 basis points. The Company will also pay such liquidated damages for any period of time (subject to customary exceptions) following the issuance of the Exchange Notes and the effectiveness of a Shelf
                            Registration Statement that such Shelf Registration
                            Statement is not available for sales thereunder. All accrued liquidated damages will be paid on each quarterly interest payment date and shall be payable without regard to the 18% cap on interest rates or the 15% cash cap option on interest rates. In addition, unless and until the Company has caused the Shelf Registration Statement to become effective by the Bridge Maturity Date, the holders of the Exchange Notes will have the right to "piggy-back" in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Company (other than on a Form S-4) unless all the Exchange Notes will be redeemed or repaid from the proceeds of such securities.

EXCHANGE NOTES ESCROWED:    The Exchange Notes will be executed and delivered on
                            the Closing Date but undated (and the Trustee shall be granted an irrevocable power of attorney to date the Exchange Notes upon issuance) and will be held in escrow by the Trustee or another mutually agreeable fiduciary.

                                      2-4

COVENANTS:                  Substantially similar to the covenants set forth in
                            the indenture for the Company's 12 3/4% Senior Notes due 2007.

EVENTS OF DEFAULT:          Customary for high-yield bonds.

GOVERNING LAW AND FORUM:    New York.

                                      2-5